Exhibit 10.1

CONTRACT FOR RENTAL OF DCA KIOSKS WITH OPTION TO PURCHASE

Lessor:	The Consortium between ID Global Solutions Corp. and Hanco Technologies, S.A.S.

Tax ID Numbers:	ID Global Solutions Corp.: 4-2069547
Hanco Technologies, S.A.S.: 900.326.893-5

Legal Representative:	Douglas Solomon

Lessor’s Colombian Address:	Calle 109 #19-48, Oficina #302
Bogotá, Colombia

Subject of the Contract:	Provision of 80 DCA units with the technical specifications listed in Annex #2, pursuant to a rental with option to purchase; which units will be installed at the transportation stations managed by Recaudo Bogotá, S.A.S.

Value of the Services/Form of Payment:	The price of each DCA unit is COP $45.600.000 plus VAT, which shall be paid in equal monthly installments of COP $380.000, pre-VAT, for each DCA unit. This price includes maintenance of the DCA units throughout the term of the Contract.

This contract is a Rental Contract with Purchase Option for the 80 DCA units (hereinafter the "Contract"), and includes full maintenance of the units. The Contract is between:

(i)                 BASETEK SAS (hereinafter "BASETEK"), a company with its headquarters in Bogotá, Colombia, incorporated under Shareholders' Record of March 26, 2014, registered under number 01823011 of Book IX of the Bogotá Chamber of Commerce, existing and legally constituted under the laws of the Republic of Colombia, identified with NIT 900.739.824-1.

(ii)               THE CONSORTIUM identified above (hereinafter "THE CONSORTIUM"), constituted via a private consortium agreement between ID Global Solutions Corporation, identified with EIN 4-2069547, and Hanco Technologies, S.A.S., identified with NIT 900.326.893-5.

BASETEK and THE CONSORTIUM (individually a "Party" and collectively the "Parties") have agreed to enter into this Contract, which shall be governed by the provisions of the civil and commercial laws of Colombia and the terms and conditions this Contract, subject to the following:

CONSIDERATIONS:

1.                    -. That on August 11, 2011, a contract was signed between TRANSMILENIO S.A. and RECAUDO BOGOTÁ, S.A.S. ("RBSAS"), the object of which is "the concession of the design, supply, implementation, operation, maintenance and integration of the system of fare collection for the TransMilenio Integrated Public Transportation System in Bogotá, Colombia.

2.                   That the objectives of the Integrated Public Transportation System established in Decree District 309 2009, among others, are to improve service coverage to different parts of the city, provide improved access and connectivity, and perform the operational integration and fare collection associated therewith, establishing the principles of progressivity, timeliness, accessibility, efficiency, financial and environmental sustainability, safety, quality and coordination.

3.                   That upon the issuance of Concession Contract 001 2011, RBSAS took over the collection function for the Integrated Public Transport System, thereby extending the charging network throughout the city.

4.                   BASETEK has the organization, infrastructure, personnel, trade agreements and appropriate financial resources to facilitate the implementation of collection services in Bogotá.

5.                    BASETEK and RBSAS executed a framework agreement, aimed at "Uniting their efforts to ensure the expansion of the charging network."

6.                    Consistent with the aforementioned Contract, BASETEK conducted a selection process for the rental-with-option-to-purchase of 80 DCA units.

7.                    The selection process was awarded to THE CONSORTIUM.

8.                   THE CONSORTIUM has been constituted via a private consortium agreement dated August 21, 2015, a copy of which was provided to RBSAS and under which an officer of ID Global Solutions Corp. has been designated as the Legal Representative of THE CONSORTIUM.

9.                    Therefore, the Parties agree as follows:

CLAUSES

FIRST. OBJECT. The purpose of this Contract is for THE CONSORTIUM to supply 80 DCA units with the technical specifications listed in Annex #2 hereto, by way of a rental-with-option- to-purchase, and which will be installed on the premises of the transportation stations managed by RBSAS, which for the purposes of this Agreement shall be called the “End User”. RBSAS will provide THE CONSORTIUM with the specific installation locations in advance.

SECOND. OBLIGATIONS OF THE CONSORTIUM.

a)  Provide the added-value propositions listed in Annex #1 at the request of BaseTek.

b) Provision of 80 DCA units with the features listed in Annex #2.

c) Provide data on a real-time reporting basis, including information for previous days, detailing recharge transactions, card sales, a log of unit events, cash flow reporting, amount of cash entered into the unit, amounts of recharges and payment rejections.

d) Provide maintenance for the DCA units throughout the ten-year Contract term, pursuant to the terms and provisions of Clause #8 of the present Contract, without additional cost to BaseTek.

e)  Guarantee and maintain the service levels delineated in Clause #7 of the present Contract.

f)  The DCA units must be installed and properly functioning in the places to be designated by BaseTek and/or the End User.

g) Assume the cost of all import taxes, as well as transportation costs to the installations sites.

h) Ensure the integration of the DCA units with the End User’s collection platform via the available associated systems and mechanisms.

i)  Technical personnel must provide reports in relation to technical services provided.

j)  Develop the units according to the features that are stated in the API (Application Programming Interface).

k)  Employ an LSAM and an OLSAM provided by BaseTek to perform laboratory testing in the event that validation uses are presented in the zonal system with charges generated from the units, which must be paid by THE CONSORTIUM.

l)  Guarantee the transmission of payment transactions to the central collection system. In the event that transactions become lost and therefore not transmitted to the central collection system, THE CONSORTIUM shall assume the financial responsibility for such transactions, and such amounts will be deducted from the amounts otherwise invoiced, subject to the correct functioning and performance of the communications platform provided by BASETEK and/or End User.

m) In the event of unit failures that cannot be resolved via the procedures established in Clause Seven, THE CONSORTIUM must replace the respective unit within 24 hours of the failure.

n) Provide semester-based training sessions for BASETEK and/or End User personnel related to operation of the DCA units.

o) Provide technical and operating manuals for the DCA units, and update them as necessary.

p) Deliver detailed operating information from an internal Help Desk and update such information as necessary.

q) Constitute the policies listed in Clause #9 of the present Contract.

r)  THE CONSORTIUM warrants that it is the owner of the DCA units, title to which it will transfer to BaseTek upon termination of the term of the Contract or upon exercise of the option to purchase.

s) At the time of transfer of title to the DCA units, THE CONSORTIUM will provide BaseTek with all related documentation, including importation, license and all other related documentation.

t)  THE CONSORTIUM warrants that its property rights in and to the DCA units do not infringe any third-party intellectual property rights.

u) Obtain any licenses necessary to provide the DCA units.

v) Comply with all legal requirements applicable to this type of contract, which requirements are incorporated herein.

w) Provide replacement parts for the DCA units, which such parts shall be guaranteed by THE CONSORTIUM.

x) Generate a daily income report for each unit.

y) Comply with the delivery schedule set forth in Annex #3.

z) Guarantee the availability of the purchase option in favor of BaseTek, pursuant to the terms and condition set forth in the present Contract.

aa) Permit BaseTek to sublease the DCA units to RBSAS or other End User that shall use them for the collection of transit fares.

bb) Provide BaseTek with the software source code in the event of the dissolution of THE CONSORTIUM.

cc) Perform the necessary steps to procure a Colombian Tax ID Number for THE CONSORTIUM.

THIRD. OBLIGATIONS OF BASETEK.

a) Ensure that the equipment is permitted to be installed in the designated transportation stations.

b) Ensure payment of the monthly rental invoices.

c) Report directly or through the End User any developments or changes relating to the functioning or operation of the equipment.

d) Ensure directly or through the End User the power supply and communications solution for the DCA units. Nevertheless, BaseTek is not responsible for non-compliance of third parties in conjunction with the provision of such services, and therefore THE CONSORTIUM cannot hold BaseTek responsible for such non-compliance and cannot invoice for units not in service as result of such power/communications failures.

e) Provide civil works, directly or through the End User, if necessary, to adapt the facilities for installation of the DCAs, always and as long as the associated costs are reasonable. THE CONSORTIUM shall inform BASETEK of the availability of the DCA units for installation, and if after 15 working days the sites are not available for installation, THE CONSORTIUM may invoice the monthly fee for such DCA units.

f) Procure all necessary permits for installation of the DCAs. Nevertheless, if the relevant third-party authority will not issue a permit, BaseTek shall not be responsible therefore, and THE CONSORTIUM cannot invoice for the associated unit.

g) Provide and manage the transport debit cards.

h) Collect and manage the cash received into the DCA system.

i) Ensure the procurement of risk policies for vandalism and damage caused by natural disasters.

j) Procure and maintain in effect a compliance policy, guaranteeing payment on a six-month rolling basis.

FOURTH. VALUE OF RENTAL PAYMENTS. BASETEK shall remit to THE CONSORTIUM the sum of three hundred and eighty thousand Colombian Pesos plus VAT (COP $380.000 plus VAT) monthly per device throughout the term of the Contract. Such sum is subject to applicable tax retentions under Colombian law.

Such amount will be updated annually by applying the CPI index from the previous year, as of the month of January for each year of the term of the Contract.

The rental payment amount includes all maintenance, including spare parts for the devices and the software and licenses required for operation.

The failure by BaseTek to make the monthly rental payments for five straight months shall allow THE CONSORTIUM to remove any DCA unit to which such failure of payment is applicable, as well as invoke the penalty provisions in Clause #12 of the present Contract.

FIFTH. PAYMENT METHOD. THE CONSORTIUM shall submit an invoice at the end of each month including all DCA units that have been installed and accepted during that month, as well as the prorated working days in the month on the basis of $380,000 pesos per month, which totals $12,667 pesos per day. There will be a formal act of acceptance for each DCA, which act will enable the initiation of invoicing for each respective unit.

Invoices shall be paid within thirty (30) days following presentation, subject to satisfactory delivery and functioning of the DCA units.

SIXTH. TERM AND PURCHASE OPTION. The term of this Contract is ten (10) years. In case of termination for breach, the provisions of Clause 16 shall be exhausted.

In any case, BASETEK reserves the right to exercise the option to purchase the DCAs under the following conditions:

-. At the end of the term of 10 years, BaseTek shall be permitted to exercise the purchase option by making a payment of COP $10.000 to THE CONSORTIUM for each DCA unit, for a total of COP $800.000.

-. In the event that, upon termination of the Contract, rental payments remain due and payable to THE CONSORTIUM under the term of the Contract, BASETEK will satisfy such payments via a single payment, based on present value and then discounted at a rate of 10%.

-. The same formula above shall apply in the event of early termination of the Contract as the result of any cause, in order for BASTEK to be able to exercise the purchase option.

First Paragraph: In the event that BaseTek must exercise the purchase option as a result of a breach of contract by THE CONSORTIUM, and a resulting cancelation of the Contract, the purchase option shall be exercised without prejudice to BaseTek’s right to invoke the terms and provisions of the penalty clause set forth in Clause #12.

Second Paragraph: The purchase option is also available to the End User in the event that BaseTek elects no to exercise the option.

SEVENTH. SERVICE LEVELS. THE CONSORTIUM will ensure a monthly “uptime” of 99.5% system-wide. If the percentage of “uptime” in a given calendar month falls below this guaranteed amount, the following penalty shall apply to that month’s invoice.

The penalty is calculated as follows:

A =% guaranteed minimum “uptime” (99.5%)

B =% of computed “uptime” for invoiced calendar month

C = (% penalty) = A-B

The penalty shall apply to the current month’s invoice.

The monthly “uptime” of 99.5% is measured from the arrival of a technician at the physical location of the DCA.

Paragraph: The dealer shall guarantee the delivery dates set forth in Annex #3, and for each day of delay that is attributable to the act or omission of THE CONSORTIUM, an amount of .5% of the monthly value of each delivery shall apply.

EIGHTH. MAINTENANCE. THE CONSORTIUM shall provide ongoing maintenance and support for the DCA units throughout the term of the contract based on the "Terms of Service" as defined below:

1)   The response time for a maintenance problem is measured from the time BASETEK formally notifies THE CONSORTIUM of the failure. The notification of the failure shall be received by a service center maintained by THE CONSORTIUM, where a record of the reported problem shall be made. The operator will provide the Customer with a ticker number with an associated timestamp. THE CONSORTIUM shall committ to have a technician arrive at the DCA site within 45 minutes under normal conditions, and within 90 minutes during peak traffic or under unusual circumstances related to traffic flow in the City.

2)   The restoration time is measured from the time the technician arrives on-site until the time of the completion of the necessary repairs. The monthly “uptime” of 99.5% is measured from the arrival of a technician at the DCA site.

3)   The critical spots are the sites where one (1) DCA is installed.

4)   The non-critical sites are locations where more than one (1) DCA is installed.

5)   The restoration times relate only to repairs made to address normal wear and tear not associated with or resulting from vandalism or natural disasters.

6)   Necessary repairs or replacements required as a result of vandalism or natural disasters may be provided but is not included within the monthly rental payment.

7)    “Downtime” is calculated from the time an issue is registered in the THE CONSORTIUM system until the time it is resolved and the unit is running. “Downtime” does not include operational failures due to power and energy network outages or other service interruptions due to strikes or civil unrest. “Downtime” does not include blockages in the bill and coin acceptors, given that this is contemplated in the First Level of service that BaseTek or the Final User provides.

8)    The uptime percentage is based on total number of DCA units installed and is calculated as follows:

X = Total Number of DCAs Installed

Y = Total number of hours in a calendar month

Z = X * Y, or total “uptime” available in a calendar month.

T = Total number of hours of “downtime” in a calendar month

Uptime% = [(Z - T) / Z] x 100

9)   Maintenance levels are defined as follows:

Level 1: BASETEK or End User personnel, coordinated via BASETEK, remove bills and coins that have become stuck or otherwise lodged, and manage all issues related to currency and shutting down/restarting of the units on a daily basis. No service ticket is associated with this process.

Level 2: Calibration and updates of bill and coin acceptors, hoppers, and other peripherals. Regular cleaning of the machines, replacement of parts that may be failing and management of all operational matters. In general, these are all items that not covered by Level 1, and shall include calibration and preventative maintenance, recommended by the manufacturers of the component parts, including the bill acceptors and cyclers, typically occurring between 20,000 and 25,000 transactions. These items will generate a service ticket.

Level 3. Corrective and preventive maintenance of the hardware and software resolved at the Second Level of service. These interventions will generate a service ticket.

After completion of the 10-year term of the Contract, the Consortium will be able to continue to provide the maintenance services in the event that the Parties can agree on the market price at that time.

NINTH. GUARANTEES. BASETEK shall procure a compliance policy on behalf of THE CONSORTIUM to guarantee payment, and such policy shall operate on a minimum-6-months rolling basis, specifically in the amount of COP $211.584.000.

The Consortium must procure a compliance policy in the amount of COP $126.950.400, which amount shall increase on an annual basis in conformity with the national CPI index.

The Consortium must procure a “civil responsibility” and “third-party liability” policy in the amount of COP $423.168.000.

TENTH. EXCLUSION OF EMPLOYMENT. THE CONSORTIUM is an independent contractor. BASETEK is not responsible for CONSORTIUM personnel under Colombian labor law. THE CONSORTIUM is responsible for all costs, including government-mandated costs and contributions, for its personnel.

ELEVENTH. INDEMNITY. THE CONSORTIUM agrees to indemnify BASETEK and the End User in connection with any action, claim, demand, judgment, order, sanction, fine, or civil or criminal proceeding, arising out of any act attributable to THE CONSORTIUM in conjunction with the deliberate failure to comply with the terms of this Contract. THE CONSORTIUM shall be responsible for the expenses and costs incurred by BASETEK or the End User in relation to any of the events specified in this clause, including court costs and attorneys’ fees.

Also, BASETEK agrees to indemnify THE CONSORTIUM in connection with any action, claim, demand, judgment, order, sanction, fine, or civil or criminal proceeding, arising out of any act attributable to BASETEK or the End User in conjunction with the performance of this Contract. BASETEK shall be responsible for the expenses and costs incurred by THE CONSORTIUM in relation to any of the events specified in this clause, including court costs and attorneys’ fees.

TWELFTH. PENALY CLAUSE. In the event of a breach of this Contract by either of the Parties, it is agreed that a penalty equivalent to 10% of the total value of this Contract shall apply. Material default by THE CONSORTIUM shall be understood as follows: Six consecutive months of monthly “uptime” of less than 99.5% system-wide (which will lead to the penalty provision in the Clause 12 of this Agreement), plus three (3) months (after the aforementioned six (6) months) to cure problem. If the problem persists, resulting in an “uptime” of less than 99.5% in the system for nine consecutive months, such will be a failure by THE CONSORTIUM, which shall allow BASETEK to terminate the Contract.

Material default by BaseTek and/or the End User shall be constituted by five (5) consecutive months of failure to make payment of the invoices issued by THE CONSORTIUM, which shall permit THE CONSORTIUM to cancel the Contract and invoke the aforementioned 10% penalty, without prejudice to its other available remedies under this Contract or available at law.

The complying Party may directly discount any sums due under this penalty clause and no pre- requirement or notification of doing so shall be necessary.

THIRTEENTH. ENFORCEABILITY. The obligations described in this Contract shall be fully enforceable.

FOURTEENTH. APPLICABLE LEGISLATION. This Contract shall be governed by the laws of the Republic of Colombia.

FIFTEENTH. CONFIDENTIALITY. All information exchanged between the Parties, which is is confidential or the intellectual property of a Party, may not be used for purposes other than those specified in the contract and necessary to fulfill the Contract, and furthermore may not be used for the individual interests of a Party outside of the execution of the Contract.

For purposes of the Contract, “Confidential Information” is any information disclosed in written, graphic, verbal, or machine-recognizable form, unless it is marked, designated, labelled or identified at the time of disclosure as being non-confidential. Notwithstanding any other provisions of this Contract, Confidential Information shall not include any information that: (i) is or becomes publicly known through no wrongful act of the receiving Party; (ii) is already known to the receiving Party without restriction when it is disclosed; (iii) is, or subsequently becomes, rightfully and without breach of this Contract, in the receiving Party’s possession without any obligation restricting disclosure; (iv) is independently developed by the receiving Party without breach of this Contract; or (v) is explicitly approved for release by written authorization of the disclosing Party.

Each Party will: (i) maintain the confidentiality of the other Party’s Confidential Information and not disclose it to any third party, except as authorized by the disclosing Party in writing or as required by a court of competent jurisdiction; (ii) restrict disclosure of Confidential Information to its subcontractors, representatives, consultants, legal advisors and employees who have a “need to know” and not copy or reproduce such Confidential Information; (iii) take necessary and appropriate precautions to guard the confidentiality of Confidential Information, including informing its employees who handle such Confidential Information that it is confidential and not to be disclosed to others, but such precautions shall rise at least to the same degree of care that the receiving Party applies to its own Confidential Information and shall not be less than reasonable care; and (iv) use such Confidential Information only in furtherance of the performance of this Contract. Confidential Information is and shall at all times remain the property of the disclosing Party, and no grant of any proprietary rights in Confidential Information is hereby given or intended, including any express or implied license, other than the limited right of the recipient to use Confidential Information in the manner and to the extent permitted by this Contract.

Upon completion of the Contract, the Parties will be required to return to the other Party all documentation that has been provided. These provision shall remain in effect for an additional five years following completion of the Contract.

SIXTEENTH. ALTERNATIVE DISPUTE RESOLUTION. The Parties agree that in the event that disputes arise between them concerning the performance and execution of this Contract, the following procedures shall apply: (i) The Parties shall attempt to amicably and directly resolve the dispute, for which they will have a maximum period of fifteen (15) calendar days, counted from the date on which a Party submits a written complaint to the other Party. (ii) the Parties shall submit to a mutually-selected mediator. If the Parties cannot agree on the selection of a mediator, one will be appointed pursuant to the rules and procedures of the Camara de Comercio of Bogotá. The Parties shall have fifteen (15) days following selection or appointment of the mediatior to attempt to resolve the dispute. If the dispute is not resolved via the above mechanism, the dispute shall be submitted to the arbitral tribunal, which will be responsible for resolving the dispute. The Tribunal of Arbitration shall be governed by the following rules and conditions: (a) The Arbitration and Conciliation Division of the Camara de Comercio of Bogotá; (b) one (1) arbitrator shall be appointed by the Parties. If the Parties cannot reach an agreement at the end of fifteen days from the written request for arbitration, one shall be appointed by the Camara de Comercio of Bogotá from lists submitted by each of the Parties, which shall designate at most 5 arbitrators from said chamber. (c) The Tribunal will operate according to the rules established by the Division of Arbitration and Conciliation of the Camara de Comercio of Bogotá; (d) The award shall be in law; (e) The Tribunal shall sit in the city of Bogotá. The rules applicable to the arbitration shall be those in force on the subject under the laws of the Republic of Colombia; (iii) Fees incurred by the Tribunal will be shared equally between the Parties.

SEVENTEENTH. ASSIGNMENT. Neither Party may assign the Contract without the prior written consent of the other Party.

EIGHTEENTH. TERMINATION. This Contract shall be terminated by the occurrence of any of the following events:

1.  By mutual agreement of the Parties.

2.   By early termination of the Contract in the case of a material breach by either Party of any of the obligations stated herein, subject to the provisions of the Twelfth and Sixteenth Clauses.

NINETEENTH. PLACE OF PERFORMANCE OF THE CONTRACT. The place of performance of the Contract will be in the city of Bogotá, D.C, Colombia.

TWENTIETH. ADDRESS AND NOTIFICATION. For legal and tax purposes, BASETEK shall receive notifications at Calle 73 No. 6-30, Bogotá, D.C., and THE CONSORTIUM shall receive notifications at Calle 109 No. 19-48 Oficina 302, Bogotá, D.C.

TWENTY-FIRST. CONTRACT EXPENSES. All expenses incurred in the development and execution of the Contract shall be borne by the Parties separately and individually.

TWENTY-SECOND. DOCUMENTS. The following documents, attached as exhibits, are deemed a part of this Contract: a) the Consortium Agreement; b) Certificates of Good Standing for ID Global Solutions Corp. and Hanco Technologies, S.A.S.; c) the award letter accepting THE CONSORTIUM’s proposal that gives rise to this Contract, and which it is incorporated herein; d) any other documented pre-contractual conditions.

TWENTY-THIRD. ENTIRE CONTRACT. This Contract, including any exhibits or annexes hereto, represent the entire understanding of the Parties with respect to the subject matter hereof and supersedes all other Contracts and understandings, both written and oral, with respect to the subject matter hereof.

TWENTY-FOURTH. INTELLECTUAL PROPERTY. THE CONSORTIUM grants non-exclusive, transferable authorization to use the intellectual property right associated with the units and incorporated software, for the maximum time permitted by the respective countries under whose laws such rights arise, and with a territorial scope encompassing the entire world. THE CONSORTIUM represents that it has properly acquired all right and title to the DCA units and their respective components, and guarantees that neither the units, nor the software, violate any third-party intellectual property rights. In the event of a termination of the consortium relationship between IDGS and Hanco, THE CONSORTIUM promises to deliver the source code to BaseTek.

Paragraph: THE CONSORTIUM shall indemnify BaseTek for any third-party claims, demands or lawsuits against BaseTek resulting from the breach of this Clause.

TWENTY-FIFTH. GUARANTEE OF THE UNITS. THE CONSORTIUM guarantees the units for a minimum of seven years from the date of exercise of the purchase option, without limiting in any way the other obligations contained herein.

TWENTY-SIXTH. JOINT AND SEVERAL RESPONSIBILITY. The members of THE CONSORTIUM are jointly and severally responsible to BaseTek for the execution and delivery of the present Contract.

TWENTY-SEVENTH. TAXES. Each Party is responsible for its own taxes as applicable to it under Colombian law.

Executed in Bogotá D.C. this 15th day of September 2015.

FOR BASETEK S.A.S.

/s/ PEDRO LUIS CASTRO RUANO

PEDRO LUIS CASTRO RUANO.

Legal Representative

FOR THE CONSORTIUM

/s/ DOUGLAS SOLOMON

DOUGLAS SOLOMON

Legal Representative

ANNEX #1

ADDED-VALUE SERVICES

THE CONSORTIUM is committed to delivering added-value services for additional compensation, pursuant to independent contracts apart from the present Contract, such as:

-	Creating new or alternative payment services and methods, including Correspondent Banking, Wire Transfers and Collection. THE CONSORTIUM represents that it possesses its own transactional platform switch via its subsidiary, MultiPay, S.A.S., which currently operates the platform of Red 4-72 and correspondent banking for Colpatria Bank.

-	Outreach to other recharging networks through a vending model associated with THE CONSORTIUM account, which include charging points with vending machine that can perform the recharging of the TuLlave card (subject to pilot test approval with the vending operator), the scope of which will be related to the award of additional devices apart from the 80 DCA units that are the subject of the present Contract.

-	Support BASETEK in API development on the Android platform.

Ensure that the DCA units have the ability to accommodate the current online payment model operated by Recaudo Bogotá S.A.S., via an alliance that BaseTek will create with the monetary transportation security company with which it presently contracts.

ANNEX #2

FUNCTIONAL REQUIREMENTS

The Means of Payment

-	Sale and dispensing of the physical method of payment (Debit Cards). The debit card dispensation module must deliver the card that the customer is activating at the time of purchase. Cards available for sale within the device are inactive.

-	The recharge module must permit recharging of all card types currently operating with the SITP system. BASETEK must ensure the correct charging module functionality with the application interface (API) and comply with all current and future modifications of the interface application.

-	Must allow virtual recharges for card activation for users who utilize subsidies, balance transfers or reloads executed via the Internet.

Collection

-	Reception of Currency Bills: Receive Colombian currency bills of all denominations with an initial configuration ranging from the $1.000 pesos denomination to the $20.000 pesos denomination. The units must be configurable for receiving new bill denominations that may be introduced in the Colombian currency system. THE CONSORTIUM shall undertake the necessary developments to ensure that the units can accept denominations above $20.000 pesos.

-	Reception of Coins with Escrow System: Receive all Colombian coin denominations with an initial configuration ranging from $50 pesos to $1.000 Pesos. The option of which coins the units will receive shall be parameterized on a machine-by-machine basis and updatable to receive new coin denominations that may be introduced into the national currency system.

-	Bills must be entered into the units one-at-a-time.

-	The minimum storage capacity for each DCA is 1,000 bills.

-	Each unit must come with three bill acceptors, each with a 1,000-bill capacity.

-	If counterfeit bills are introduced, the units shall return the bills back to the user, informing the user as to the reason for the return, and then resolicit the submission of the bills into the system.

-	If counterfeit bills are introduced, the units shall return the bills back to the user, informing the user as to the reason for the return, and then resolicit the submission of the bills into the system.

-	Calibration of the Bill Acceptors. The risk of acceptance of counterfeit money by the units lies with THE CONSORTIUM.

-	If a card-charging transaction cannot be completed as a result of a system failure, the unit shall return the money to the customer and inform the customer that the transaction was not feasible. The failed transaction shall remain registered in the system but not affect the functionality of the unit going forward.

-	Cross-reference the payment method against the current “blacklist” and deny the processing of transactions if the card is blocked. The unit must update the blacklist at least once a day before 4:00 a.m. BASETEK shall make available to THE CONSORTIUM the API and the updated blacklist.

-	Allow the customer to consult his/her balance on the card, and in the event that the balance is negative, inform the client of the amount of the recharge that is necessary to eliminate the negative balance.

-	If a card-charging transaction cannot be completed as a result of a system failure, the unit shall return the money to the customer and inform the customer that the transaction was not feasible. The failed transaction shall remain registered in the system.

Other Features

-	Inventory Management: Card control and virtual control of cash/currency.

-	Generation of alerts if there are bill jams, unit failure or unavailability, hardware failures, software failures and/or connectivity problems.

-	Compatible for use by disabled persons, per the specifications listed in the technical annex attached hereto.

-	The DCA must have the ability to provide the user with information on how to use the unit, via animation, visual messages and audio.

-	An integrated monitoring and security camera, which will be located on the front of the unit and can take a photo of the user and the bill acceptor. Video access shall remain available for eight days. Videos shall be reviewable on-site and which shall include date and hour of transaction as well as card number.

-	The DCA must have a menu offering other languages for operation of the unit, with a minimum offering of English.

-	Provide information on the display screen, such as transportation route finding, changes or updates in the system, which must be configured according to the needs of the operation, as well as any other contingencies in the system that can provide additional information to improve the service experience.

-	Provide data on a real-time reporting basis, including information for previous days, detailing recharge transactions, card sales, a log of unit events, cash flow reporting, amount of cash entered into the unit, amounts of recharges and payment rejections.

Technicality and Structure

-	A requirement of 5% in spare parts in stock.

-	The DCAs must be designed to operate for the duration Contract under the environmental conditions typical in the city of Bogota. The units must be able to work outdoors with the respective dusty and humidity/moisture conditions inherent in the City. The devices are certified with International Protection 54 (IP 54), and must be waterproof.

-	Be equipped with an internal battery with a minimum capacity of 15 minutes to meet contingencies in case of power failure.

-	Functional software and licenses meeting all legal requirements.

-	The development of an intuitive, user-friendly interface, so customers can execute purchases and recharges quickly, thus expediting the time of the transactions.

-	The interface design must be approved by RBSAS, and if required THE CONSORTIUM shall make requested adjustments. Furthermore, if new unit functions are incorporated after receipt and acceptance of the DCAs, THE CONSORTIUM must execute them.

-	The units must come with an online, central monitoring solution, which allows for prompt attention related to maintenance and operational issues.

-	THE CONSORTIUM must provide a technical manual with the details of the component parts, including respective life cycles.

-	The units shall come equipped with a metallic cabinet, with a frontal opening and equipped according to the operational needs. The cabinet structure shall ensure sturdiness for placement and location of the computer, utilizing a main metal structure, which must be fixed to the floor by at least four (4) screws or bolts, with a proper rust treatment. The DCA must have a suitable fastening system so that its height does not allow for vibration or misalignment when force is exerted via use.

-	The device should be vandalism-proof, abuse-resistant, and be formatted to absorb shock, scratches, liquids and easy-cleaning following attempts at vandalism.

-	Regarding the internal structure of the unit, access to money should be located in a compartment independent of the electronics or maintenance components, and ensuring mechanisms for secure access.

-	The locks must be “security” grade.

-	The device shall continue to operate in “offline” mode in the event of a telecommunications failure.

-	In the event of failure, the units must be able to account locally for the possibility of recuperation of information of sales and recharge transactions.

-	THE CONSORTIUM shall incorporate a tool for monitoring and managing the units on a 24/7 basis, which includes:

-	A messaging package that allows for the sending of alert messages and cost communication.

-	Online ability to check the operation of all equipment.

-	Remote management should allow for the validation of active configurations in the units.

-	Display devices shall be grouped according to a defined classification (e.g., by portals and station types).

-	Must have storage functionality with an event log of at least 30 days.

-	Capacity to inform the central control station of intervention events at the site location of the units, via an alarm system.

-	Capacity to inform the central control station and/or RBSAS of any changes occurring during the execution of operations, including the capacity to inform such via an alarm system.

-	Systems and inventory reports proving data to management regarding the sales of cards to customers.

-	Be equipped with alarm system for cash management purposes.

-	Alarms related to failures of the hardware, software and connectivity.

-	The system shall conform to existing protocols for connection to the central collection system.

-	Access and Monitoring of Units’ Compartments: Must ensure that the equipment has proper compartments for access by technical personnel, and that such compartments can be securely locked upon termination of maintenance and installation work. In the event of any change or update in conjunction with the aforementioned, the system shall report an immediate failure designated “high priority”.

Other Features

-	Provide one training session per semester for groups of up to twenty people related to technical operation of the DCA units, including for updates or changes to the units.

-	Deliver technical and operational manuals and updates thereto when appropriate.

-	THE CONSORTIUM technical personnel must provide reports in relation to technical services provided.

-	The card recharge module must comply with the following minimum requirements:

-	Card reader must comply with ISO 14443 Type A.

-	Supply Voltage: 110 VAC +/- 10% 60 HZ according to Colombian electrical regulations.

-	Must have electrical protection systems for the electrical outlets.

-	Come equipped with a MTBF (Mean Time Between Failures) module.

-	Operating Temperature: 0°C to – 50°C.

-	Humidity: 15% to 90% without condensation.

-	Possibility to incorporate 2 cxt6SAM modules (Secure Access Module).

-	Maximum time of full (recharge) transaction, from which the card is situated facing the reader until the transaction log is generated in the terminal: 300 ms.

-	RTC (Real Time Clock), which must maintain a precision time in excess of 500ms if updated on a daily or less frequent basis. It must come with an external sync command that ensures periodic synchronization.

-	The deployed units must have at least one Ethernet port and communications modem upgradeable and scalable according to the advances in cellular communication technology (3G, LTE, etc.), covering the data submission requirements of the solution, which allows the transfer of server data to Recaudo Bogota’s central processing unit.

-	The transfer of information must be programmed automatically via Ethernet, GPRS, 3G, 4G LTE, etc.

-	The deployed units must have the ability to operate under two contingency IP routing services for high availability, so that in the event that the primary connection fails, automatic routing to the secondary connection occurs.

ANNEX #3

DELIVERY SCHEDULE

THE CONSORTIUM commits to comply with the following delivery schedule:

First Delivery: September 23, 2015 – 20 DCA units.

Second Delivery: October 28, 2015 – 20 DCA units.

Third Delivery: November 4, 2015 – 20 DCA units.

Fourth Delivery: November 11, 2015 – 20 DCA units.